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                                                                   Exhibit 10.13

December 8, 2000


High Equity Partners L.P. - Series 86
100 Jericho Quadrangle, Suite 214
Jericho, NY  11753-2727

Attn: Mr. Peter Braverman



RE:  Valuation Analysis for High Equity Partners L.P. - Series86
     ("the Partnership")


Gentlemen:


By letter dated June 14, 2000, the Partnership retained Insignia/ESG, Inc.
("Insignia") to undertake four separate valuation analyses with respect to the Partnership on behalf of the Partnership. The engagement letter states that the Partnership proposes to be converted (the "Transaction") into a real estate investment trust (the "REIT") as described by the Partnership's management in Amendment No.4 to the Registration Statement on Form S-4 of the REIT. We have assumed that in the Transaction, each Partnership Unit would be exchanged for two REIT shares. In each of the analyses, the value arrived at is expressed as an amount per proposed REIT share. The following summarizes the specific analyses that the Partnership asked us to perform.

1. An examination of the secondary market trading history ("Secondary Market
Trading History Analysis") of the existing units of limited partnership interest in the Partnership (the "Partnership Units") on the limited secondary markets;

2. An analysis of the value of the net assets of the Partnership, and the amount of cash available for distribution to partners, were the Partnership to liquidate all of its real estate (the "Properties") and other assets
("Liquidation Analysis");

3. An analysis of the value of the Partnership Units, on a going concern basis, based upon the future cash flow to be received by partners ("Going Concern
Analysis");

4. On the assumption that the Partnership was converted to the REIT, an analysis of the expected range in which the REIT shares would trade based upon an examination of comparable publicly traded real estate investment trusts
("Conversion and Comparable Company Analysis").

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In performing these analyses, we reviewed the documents provided to us by the
Partnership which are identified on Schedule A to this letter and we have relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all financial and other information provided to or discussed with us by the Partnership, its general partner and their respective employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of the Partnership and the proposed REIT provided to or discussed with us, we assumed, at the direction of the management of the Partnership, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best currently available information, estimates and good faith judgments of the management of the Partnership. Except for the appraisals provided to us by the Partnership referred to below, we have also relied upon assurances of the management of the Partnership that they are unaware of any facts that would make the historical information or forecasts incomplete or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities (contingent or otherwise) of the Partnership. The analyses do not address the tax consequences of any aspect of the proposed
Transaction (other than transfer taxes assumed with the disposition of real estate upon liquidation). We are not expressing any opinion as to the underlying evaluation, future performance or long-term viability of the Partnership or the proposed REIT, or the price at which Partnership Units or proposed REIT shares will trade, whether or not the Transaction occurs. Our analyses are necessarily based on the information available to us and general economic, financial and securities market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect our analyses, we do not have any obligation to update, revise or reaffirm the analyses.

OVERVIEW OF CUSHMAN AND WAKEFIELD APPRAISAL METHODS

Insignia was provided with Cushman & Wakefield's ("Cushman") appraised values as of June 30, 2000 for the Properties ("Appraised Values"). The valuation approach selected by Cushman for the Properties varies based on each Property's particular demise, encumbrances and the market conditions affecting it. With the exception of the Properties identified as Tri-Columbus and Melrose Crossing I, Cushman employed a discounted cash flow approach with, in most cases, support from the sales comparison approach.

Under the discounted cash flow approaches, the cash flows for the Properties for the next 10 years were projected. At the end of the 10th year a terminal value
("Terminal Value") was added to the cash flow by capitalizing the projected 11th year net operating income at a rate ("Appraised Cap Rate") selected by Cushman and then deducting the anticipated costs associated with selling the Properties
("Selling Costs"). The cash flows were then discounted to present utilizing a discount rate ("Appraised Discount Rate") selected by Cushman.

The values for Melrose Crossing I were determined based on the replacement cost approach.

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The values for the Tri-Columbus property were based on a direct capitalization of income approach through which Cushman capitalized estimated stabilized net operating income at the Appraised Cap Rate selected by Cushman.

For the properties held through joint venture interests, Cushman provided a second set of values ("Discounted J.V. Values") which contemplate a 25% to 30% discount ("Joint Venture Discounts") to the Appraised Values in consideration of the illiquidity associated with the ownership structure. The Discounted J.V.
Values together with the Appraised Values for the non-joint venture Properties together constitute the Adjusted Appraisals ("Adjusted Appraisals").

1. SECONDARY MARKET TRADING HISTORY ANALYSIS

The Secondary Market Trading History Analysis is intended to value the
Partnerships based on the recent trading prices of Partnership Units. These secondary markets cannot be characterized as either efficient or liquid markets, and Partnership Units are expected to trade at a discount to liquidation value or value based upon a going-concern analysis of the Partnership. The information provided to us by the Partnership included the high sale price and low sale price per Partnership Unit during each two months of trading from April 1, 1996 to September 30, 2000, together with a weighted average price per Partnership
Unit for the same period. The ranges of values indicated by this analysis are based upon that secondary market trading data, with particular consideration given to the weighted average trading prices in August and September, 2000, the most recent period for which data was provided. Also considered are the trends in prices over the period for which data was provided. The resulting range of values per REIT share from the Secondary Market Trading History Analysis is indicated to be $37.75 to $42.57 per share.

2. LIQUIDATION ANALYSIS

The Liquidation Analysis is intended to value the Partnership's net assets assuming a complete liquidation of the Partnership on a current basis. For purposes of this analysis, we assumed that the non-joint venture Properties would sell at their Appraised Values and that interests in joint ventures would sell at the values indicated in the Adjusted Appraisals.

The Liquidation Analysis assumes an adjustment for the anticipated property disposition costs consisting of estimated transfer taxes, brokerage commissions and closing costs ("Disposition Costs"). To the extent Properties were appraised based on a discounted cash flow methodology, Disposition Costs were assumed to be equal to Selling Costs utilized by Cushman in determining Terminal Value. For
Properties valued based on either a direct capitalization method or replacement cost method, Disposition Costs were assumed to be 5% of Adjusted Appraisals.

Consideration was also given for the non-real estate assets of the Partnership. The net assets considered were the Assets and Liabilities reported on the Balance Sheet at September 30, 2000 included in the Form 10-Q of the Partnership for the period ended Septmber 30, 2000 and were included at the value set forth on the Balance Sheet with the
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exception of the assets classified as Other Assets on the Balance Sheets. The only Other Assets included were those that were deemed to have value upon liquidation, i.e. furniture, fixtures & equipment and receivables.

The fee giveback obligation was also considered to be realized by the limited partners of the Partnership at full value as of September 30, 2000.

Finally, consideration was given for the partnership dissolution costs that were estimated at $500,000 for the Partnership.

No general partner liquidation fees or priority distributions were considered, as the partnership liquidation values would not provide for same under the terms of the Partnership Agreement.

The resulting range of values per proposed REIT share based on the Liquidation
Analysis is indicated to be $67.71 to $76.36 per share.

3. GOING-CONCERN ANALYSIS

Insignia was provided with the distribution history of the Partnership. In addition, pro forma financial statements showing forecasts of Partnership cash flows, expenses and potential distributions were also provided to us by the Partnership for the period ending December 31, 2001.

The Going-Concern Analysis is intended to value the Partnership as a going-concern assuming its current asset base. The most significant component of the value of the Partnership as a going-concern is the distributions to the partners, which are assumed to be equal to the cash flow from the Partnership's real estate assets. For purposes of this analysis, the Properties' cash flows were attributed values based on the Appraised Values.

An adjustment was made to give effect for the joint venture illiquidity that would impact the Terminal Values of the joint venture Properties. This adjustment was made for the joint venture Properties that were valued by Cushman pursuant to the discounted cash flow methodology, by applying to the Terminal
Value the same Joint Venture Discount utilized by Cushman in determining the appraised liquidation value and discounting it to the present utilizing the Appraised Discount Rate. For joint venture Properties appraised under the direct capitalization approach, an adjustment was made to give effect to the joint venture illiquidity that would affect the implied Terminal Values of these Properties. This value was then discounted to the present at 12%.

Consideration was also given for the non-real estate assets of the Partnership.
The net assets considered were the Assets and Liabilities cited on the Balance
Sheet as of September 30, 2000 included in the Form 10-Q of the Partnership for the period ended September 30, 2000, and were included at the value set forth in the Balance Sheet with the exception of the assets classified as Other Assets on the Balance Sheet of the Partnership at September 30, 2000. The only Other
Assets included were those that were

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deemed to have value upon liquidation, i.e. furniture fixtures & equipment and receivables.

An adjustment was also made to reflect the going-concern reserve requirements. A general reserve of $1,000,000 was to be maintained by the Partnership and then liquidated upon termination of the Partnership. An adjustment was thus made equal to the cost of maintaining this reserve. The net cost was assumed to be 12% of the reserve per annum. A further adjustment was made for anticipated capital expenditures at properties that were valued under either the replacement cost or direct capitalization approaches, as no capital reserves were considered in the appraisals for these properties. The reserves were based on actual anticipated capital requirements over the next five years as estimated by the management of the Partnership, and were discounted to present from the anticipated date of expenditure utilizing a discount rate of 5%. A 5% discount rate was selected as it is the approximate rate at which the reserved funds are expected to earn interest.

Finally, an adjustment was made for the cost of asset management fees and administrative costs. The values of these costs were derived by discounting the anticipated annual cost of these expenses for the life of the partnership. The capitalization rates employed were equal to the weighted average Appraised
Discount Rate/Appraised Cap Rate for the Properties.

The resulting range of values per proposed REIT share based on the Going-Concern
Analysis is indicated to be $56.98 to $64.25 per share.

4. CONVERSION AND COMPARABLE COMPANY ANALYSIS

The Conversion and Comparable Company Analysis endeavors to determine the range of value for the proposed REIT's shares.

The methodology employed in determining the REIT's value consisted of applying to the Projected Funds from Operations ("Projected FFO") of the REIT a range of multiples (the "FFO Multiples") which are consistent with the FFO Multiples at which comparable real estate investment trusts are currently trading in the marketplace. Funds from Operations were calculated in accordance with the guidelines set out by the National Association of Real Estate Investment Trusts
("NAREIT"). While no directly comparable companies were identified, by adjusting and applying the median Projected FFO multiple for small-capitalization real estate investment trusts, those with an implied market capitalization less than $250 million, a range of reasonable FFO Multiples was established. The range of FFO Multiples was determined to be 5.1 to 6.3

The Projected FFO of the REIT is comprised of two components: (1) Pro-forma FFO
("Pro-Forma FFO") for the assets currently owned ("Current Assets") by the Partnership and (2) Anticipated FFO ("Anticipated FFO") for assets projected to be acquired by the REIT in the future ("New Assets").

The Pro-Forma FFO is based on the actual operating results of the Current Assets for the 12 month period ending September 30, 2000, as adjusted for the anticipated increase in

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Asset Management Fees resulting from the higher Adjusted Appraisals as compared to the 1998 appraised values.

Anticipated FFO is based on the projected operating results of the New Assets, as decreased by the rise in the asset management fees resulting from the acquisition of the New Assets. The New Assets are assumed to be acquired in two ways: (1) by utilizing all available cash less a reserve equal to 3% of the Adjusted Appraisals to buy New Assets and (2) by leveraging the Current Assets and the New Assets to a level of 75% with debt which carries an interest rate of 8%. The New Assets are assumed to generate net operating income equal to 10.5% of their gross purchase price. The resulting range of values per proposed REIT share based on the Conversion and Comparable Company Analysis are indicated to be $45.41 to $56.10 per share.

The above analysis reflects the REIT's intention to leverage and grow its asset base. By letter dated December 1, 2000 the Partnership asked us to prepare a supplemental analysis estimating the low end of the value per REIT share if the market values the REIT based solely on the Partnership's existing asset base.
For this analysis we applied a 5.358 multiple to Projected FFO of the REIT. The
Projected FFO of the REIT under this assumption is comprised of two components:
(1) Pro-forma FFO for the assets currently owned by the Partnership calculated using the same method described above and (2) an anticipated excess cash distribution which equals cash on hand at September 30, 2000 less projected capital improvements and reserves. The 5.358 multiple represents the low end of a range of multiples determined by applying a 6% margin of error to the median
Projected FFO Multiple for the set of real estate investment trusts described above. The resulting value per proposed REIT share is indicated to be $36.69 per share.

Estimates of value of the proposed REIT shares are not intended and should not be construed as a prediction of estimates as to the trading price of the proposed REIT shares upon or after consummation of the Transaction.

The information set forth in this letter does not constitute and should not be construed as a recommendation to any holder of Partnership Units with respect to the proposed Transaction. The analyses do not address the merits of the proposed
Transaction or consider any alternatives to the proposed Transaction. This letter has been prepared for the Partnership, and should not be reproduced, summarized, described or referred to without the prior written consent of Insignia; provided, however, that this letter may be summarized and reproduced in full in the Registration Statement on Form S-4 to be filed by the Partnership.


                                           Insignia/ESG, Inc.



                                           By:    /s/ Kevin F. Haggerty
                                                  ---------------------------

                                           Title: Executive Managing Director
                                                  ---------------------------

                                           Name:  Kevin F. Haggerty
                                                  ---------------------------

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SCHEDULE A

LIST OF PARTNERSHIP-PROVIDED INFORMATION AND MATERIALS
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

-------------------------------------------------------------------------------------------------------------
Item                                                    Description
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
Appraisals                                              Narrative appraisals of each of the Partnership's
                                                        properties prepared by Cushman & Wakefield as of
                                                        June 30, 2000
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Forms 10-K                                              Form 10-K for the Partnership for the year ended
                                                        December 31, 1999
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Forms 10-Q                                              Form 10-Q for the Partnership for the quarter ended
                                                        September 30, 2000
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Capital Plans                                           Descriptions of the anticipated capital improvements
                                                        requirements at of the Partnership's properties for
                                                        the next 5 years
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Asset Management Fees                                   The Partnership's and the proposed REIT's anticipated
                                                        asset management fees based on the Appraised Values
------------------------------------------------------- -----------------------------------------------------
Administrative                                          Expenses The Partnership's and the proposed REIT's
                                                        anticipated Administrative Costs based on historical
                                                        costs and management's estimation of future costs
                                                        assuming a 3% inflationary factor
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Pro-Forma                                               FFO A projection of the Partnership's and the REIT's
                                                        funds from operations based on the assets currently
                                                        owned by the Partnership.
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Anticipated FFO                                         A projection of the increase in the REIT's funds from
                                                        operations based on the acquisition of New Assets
                                                        assuming 75% leverage of the Partnership's Current
                                                        Assets and New Assets, and use of approximately 80%
                                                        of the Partnership's current cash reserves for the
                                                        acquisition of New Assets. Leverage was assumed to be
                                                        75% and bear interest at an average rate of 8%, and
                                                        New Assets were assumed to generate net operating
                                                        income of 10.5% of their gross cost. Asset Management
                                                        Fees were assumed to be based upon 1.25% of the
                                                        prospective value of the New Assets.
------------------------------------------------------- -----------------------------------------------------

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

------------------------------------------------------- -----------------------------------------------------
Excess Cash Distribution                                Excess cash distribution equals cash on hand at
                                                        September 30, 2000 less projected capital improvements
                                                        and reserves.
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Projected FFO                                           The total FFO assumed to be generated by the
                                                        proposed REIT in the future. Calculated by adding
                                                        the Pro-Forma FFO and Anticipated FFO.
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Going-Concern Reserve Requirements                      An estimate of the cost of the maintenance and use
                                                        of the cash reserves projected for the Partnership
                                                        assuming the proposed REIT conversion does not occur.
------------------------------------------------------- -----------------------------------------------------
Form S-4                                                Amendment No. 4 to the Registration Statement on
                                                        Form S-4 filed by the REIT in September 2000
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Pro-Forma Partnership Income Statements                 Pro-forma stabilized income statements for the
                                                        Partnership assuming the proposed REIT conversion
                                                        does not occur. These statements reflect operations
                                                        for the twelve month period ended September 30, 2000
                                                        as adjusted for major known changes in property
                                                        operations, changes in the Asset Management Fees
                                                        based on the increased Appraised Going-Concern Values,
                                                        and increased administrative costs assuming an
                                                        inflationary factor of 3%.
------------------------------------------------------- -----------------------------------------------------
Secondary Market Trading History                        Chart of number and prices of Partnership Units sold
                                                        from April 1, 1996 through September 30, 2000 as
                                                        reported by Partnership Spectrum.
------------------------------------------------------- -----------------------------------------------------
Fee Giveback Obligations                                The General Partner's current fee giveback
                                                        obligations  stipulated in The Class Action
                                                        Settlements, as defined in the Form S-4.
------------------------------------------------------- -----------------------------------------------------
Going Concern Distributions                             Estimates of the distributions by the Partnership if
                                                        the Partnership were to be a going concern.
------------------------------------------------------- -----------------------------------------------------
Partnership Dissolution Costs                           Estimates of the Partnership-level costs associated
                                                        with the dissolution and winding up of the affairs
                                                        of the Partnership.
------------------------------------------------------- -----------------------------------------------------

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